CONSENT OF CHARLES BEAUDRY

The undersigned hereby consents to all references to the undersigned's name included in or incorporated by reference into the registration statement on Form F-10 of Metalla Royalty & Streaming Ltd. being filed with the United States Securities and Exchange Commission in connection with certain technical and scientific information described therein.

/s/ Charles Beaudry
Charles Beaudry
July 22, 2026